EXHIBIT 10.2

DEBTOR-IN-POSSESSION LOAN AGREEMENT

by and among

REDENVELOPE, INC.

as Borrower

GRANITE CREEK PARTNERS AGENT, LLC

as Agent

and

the other Parties Hereto from Time to Time

as Lenders

Dated: April 17, 2008

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ARTICLE 6 AFFIRMATIVE COVENANTS		29
6.1	Notices and Other Reports	29
6.2	Tax Returns, Receipts	30
6.3	Title to Equipment	30
6.4	Maintenance of Equipment	30
6.5	Taxes	30
6.6	Insurance	30
6.7	Compliance With Law	31
6.8	Compliance with Bankruptcy Court	31
6.9	Cash Management System and Collateral Account	31
6.10	Schedule of Financial Affairs	31
6.11	Use of Cash Collateral	31
6.12	Delivery of Copy of Financing Order	31
6.13	Sale Process	31
6.14	Prior Notice of Filings	31
ARTICLE 7 NEGATIVE COVENANTS		32
7.1	Extraordinary Transactions and Disposal of Assets	32
7.2	Guaranty	32
7.3	Restructure	32
7.4	Payments	32
7.5	Investments, Loans and Advances	32
7.6	Capital Expenditures	32
7.7	Accounting Methods	33
7.8	Business Suspension	33
7.9	Bankruptcy Case	33
7.10	Limitation on Issuances of Capital Stock and Dividends	33
7.11	Use of Proceeds	33
7.12	Reclamation Claims	33
7.13	Chapter 11 Claims	34
7.14	Fundamental Changes, Line of Business	34
ARTICLE 8 EVENTS OF DEFAULT		34
8.1	Failure to Pay	34
8.2	Failure to Perform	34
8.3	Misrepresentation	34
8.4	Material Adverse Change	34
8.5	Injunction Against Borrower	34
8.6	Bankruptcy Court	35
8.7	Actions	37
8.8	Reorganization Plan	37
8.9	Budget Variances	37
8.10	ERISA Compliance	37
8.11	Unauthorized Payments	38
8.12	Validity of Loan Documents and Superpriority Claims	38
8.13	Failure to Achieve a Sale Milestone	38
8.14	Failure to Deliver a Variation Report	38
8.15	Event of Default Under Other Financing Agreements	38

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8.16	Failure to Make Post Closing Deliveries	38
ARTICLE 9 LENDERS’ RIGHTS AND REMEDIES		39
9.1	Rights and Remedies	39
9.2	No Waiver	39
ARTICLE 10 PAYMENT OF TAXES AND EXPENSES AND INDEMNIFICATION OF LENDERS		40
10.1	Payment of Expenses	40
10.2	Taxes	41
10.3	Payments by Lenders	42
ARTICLE 11 WAIVERS		42
ARTICLE 12 NOTICES		43
ARTICLE 13 AGENT		44
13.1	Appointment	44
13.2	Nature of Duties	45
13.3	Lack of Reliance on Agent and Resignation	45
13.4	Certain Rights of Agent	46
13.5	Reliance	46
13.6	Notice of Default	46
13.7	Indemnification	47
13.8	Agent in its Individual Capacity	47
13.9	Borrower’s Undertaking to Agent	47
13.10	No Reliance on Agent’s Customer Identification Program	47
13.11	Release of Guaranty and Collateral	47
ARTICLE 14 GENERAL PROVISIONS		48
14.1	Effectiveness	48
14.2	Successors and Assigns	48
14.3	Section Headings	48
14.4	Interpretation	48
14.5	Severability of Provisions	48
14.6	Amendments in Writing	48
14.7	Counterparts	48
14.8	Survival of Representations and Warranties	48
14.9	Absence of Prejudice to the Lenders with Respect to Matters Before the Bankruptcy Court	49
14.10	Further Assurances	49
14.11	Surcharge Waiver	49
14.12	Release	49
ARTICLE 15 SBIC REGULATORY PROVISIONS		49
ARTICLE 16 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER		50

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EXHIBITS/SCHEDULES EXHIBITS

EXHIBITS
Exhibit A	Approved Budget
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interim Order
Exhibit D	Form of Note

SCHEDULES
Schedule 1	Lender Advance Commitments
Schedule 2.2	Bank Accounts
Schedule 3.3	Post Closing Deliveries and Actions
Schedule 4.1	Commercial Tort Claims
Schedule 5.1	Due Incorporation and Qualification
Schedule 5.3	Locations of Inventory and Equipment
Schedule 5.15	Liens
Schedule 7.1(a) and (b)	Indebtedness/Asset Sales

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DEBTOR-IN-POSSESSION LOAN AGREEMENT

This DEBTOR-IN-POSSESSION LOAN AGREEMENT (this “Agreement”) is entered into as of April 17, 2008 between RedEnvelope, Inc., a Delaware corporation and a debtor and a debtor-in-possession (“Borrower”), Granite Creek Partners Agent, LLC, a Delaware limited liability company, as administrative agent (the “Agent”), and the other parties hereto from time to time as lenders (the “Lenders”). Capitalized terms utilized herein shall have the meanings ascribed to such terms in Section 1.1 of this Agreement unless otherwise specified herein.

RECITALS

WHEREAS, on April 17, 2008 (“Petition Date”), the Borrower has filed, or shall file, a petition under the Bankruptcy Code in the Bankruptcy Court, to retain possession of its assets and to be authorized under Bankruptcy Code §§ 1107 and 1108 to continue the management and operation of its business as a debtor in possession;

WHEREAS, as of the Petition Date, the Borrower is a retail catalogue and mail order miscellaneous consumer goods retailer;

WHEREAS, the Borrower plans to sell all or substantially all of the assets of the Borrower pursuant to the Asset Sale;

WHEREAS, the Borrower and Creative Catalogs Corporation, a Delaware corporation (“CCC”), as stalking horse bidder (the “Stalking Horse Bidder”), have entered into the Asset Purchase Agreement whereby the Borrower plans to sell, and the Stalking Horse Bidder plans to purchase, subject to higher bidders pursuant to the Bidding Procedures Order, all or substantially all of the assets of the Borrower pursuant to the Asset Sale;

WHEREAS, in order to provide liquidity for the Borrower in the Bankruptcy Case and to facilitate the Asset Sale, the Borrower has requested that the Lender provide a debtor-in-possession financing facility to the Borrower to provide ongoing working capital funds that the Borrower requires, in accordance with the terms of an Approved Budget and the terms herein, principally to (i) pay the Borrower’s ongoing and budgeted operating expenses, (ii) pay the fees and expenses associated with this Agreement, the Asset Purchase Agreement and the transactions contemplated hereby and thereby, and (iii) pay allowed Administrative Fees and Expenses;

WHEREAS, the Lenders have indicated their willingness to extend financing to Borrower upon the terms and conditions set forth in this Agreement upon the entry of the Interim Order and Bidding Procedures Order acceptable to Lenders in their sole discretion;

WHEREAS, the Borrower has agreed to use its best efforts to provide such other protection, as described in this Agreement and the Financing Order, subject to the approval of the Bankruptcy Court; and

WHEREAS, the Borrower shall use its best efforts to have the Bankruptcy Court enter the Interim Order, Bidding Procedures Order and Financing Order pursuant to which the Lenders shall make post-petition loans, advances and other financial accommodations to the Borrower, subject to any exclusions as set forth in the Financing Order and/or this Agreement.

NOW, THEREFORE, in consideration of these premises and of the mutual undertakings set forth herein, the parties hereto agree to as follows:

ARTICLE 1

DEFINITIONS, CONSTRUCTION AND RATIFICATION

1.1 Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accounts” means, in addition to the definition of accounts in the UCC, all presently existing and hereafter arising accounts receivable, contract rights, and all other forms of obligations owing to the Borrower arising out of the sale, lease, license or assignment of goods or other property, or the rendition of services by the Borrower, whether or not earned by performance, and Borrower’s Books relating to any of the foregoing.

“Administrative Expense” means a claim against the Borrower and/or its estate in the Bankruptcy Case that is an administrative expense claim having priority over unsecured claims pursuant to Section 503(b) of the Bankruptcy Code.

“Administrative Fees and Expenses” means any claim, as allowed by the Bankruptcy Court, against the Borrower for fees and/or expenses pursuant to Bankruptcy Code sections 327, 328 and/or 330.

“Advance Commitments” means with respect to each Lender or all Lenders, as the context requires, the aggregate commitment of such Lender or Lenders to make Advances as set forth under their respective signatures on the signature page to this Agreement or in any assignment or joinder for such Lender and designated as the “Advance Commitment”. The aggregate Advance Commitment for all Lenders shall be $4,500,000.00 or such lesser amount as is set forth in the Financing Order.

“Advances” means all loans, advances and other financial accommodations by the Lenders to or on account of the Borrower under Section 2.1.

“Adverse Claim” means the assertion or joinder in any claim, counter-claim, action, proceeding, application, motion, objection, defense, or other contested matter, the purpose of which is to seek any order, judgment, determination, or similar relief: (x) invalidating, setting aside, avoiding, subordinating, in whole or in part, the Obligations, or liens and security interests securing such Obligations; (y) preventing, hindering, or delaying, whether directly or indirectly, the assertion or enforcement by the Agent or Lenders of their liens or realization upon any of their respective Collateral, other than to protest in good faith the existence of a Default or Event of Default; or (z) week challenging the liens or claims of, or seeking an affirmative recovery from the Agent or the Lenders.

“Agreement” means this Debtor-In-Possession Loan Agreement, as amended, modified, revised or restated from time to time.

“Approved Budget” means the rolling ten (10) week cash revenue and expense budget compiled by week and showing the weekly and cumulative expenses, revenues, Cash Shortfall and Advance needs and otherwise in form and substance satisfactory to the Agent and Lenders in their sole discretion and that has been approved in writing (including by attachment to this document) by the Agent and Lenders. The initial Approved Budget is attached as Exhibit A hereto. The Approved Budget shall be Exhibit A, as modified or revised from time-to-time in accordance with Section 6.1 or otherwise with the written approval of the Agent and the Lenders.

“Assets” means all real and personal property of the Borrower, whether now owned or existing, or hereafter acquired or arising, and wherever located, and whether owned before or after the Petition Date including all of the following assets, properties and interests in property of the Borrower: all Accounts; Equipment; General Intangibles; Payment Intangibles; Chattel Paper; Inventory; Negotiable Collateral; Investment Property; Financial Assets; Deposit Accounts; Documents; money or any assets of the Borrower, including assets which hereafter come into the possession, custody, or control of the Agent or any Lender; all proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all tangible or intangible property resulting from the sale, lease, license or other disposition of the foregoing, or any portion thereof or interest therein, and all proceeds thereof; and all other property of the Borrower’s estate in the Bankruptcy Case or otherwise.

“Asset Sale” means the sale of substantially all of the Assets of the Borrower under the terms of the Asset Purchase Agreement.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement by and between the Stalking Horse Bidder and the Borrower dated as of the date hereof, as it may be amended, restated or modified from time to time.

“Authorized Officer” means any officer or other representative of the Borrower authorized to transact business with the Agent or the Lenders.

“Available Cash Surplus” at any time, means an amount not less than zero equal to Total Cash minus Restricted Cash at such time.

“Avoidance Action” means all actions for preferences, fraudulent conveyances, and other avoidance power claims and any recoveries under Section 552(b), Section 506(c) and Sections 542, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code.

“Bankruptcy Case” means the case of the Borrower under Chapter 11 of the Bankruptcy Code, pending in the Bankruptcy Court as Case No. 08-______.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of California.

“Bidding Procedures” shall mean the bidding procedures and other requirements set forth in Exhibit B to the Bidding Procedures Order.

“Bidding Procedures Order” shall mean that certain order approving, among other things, the Bidding Procedures, including bid protections, approving the form and manner of notice, establishing procedures to determine cure amounts and deadlines for objections for certain contracts and leases to be assumed and assigned by the debtors, approving the Break-Up Fee and Expense Reimbursement and scheduling a hearing to consider a sale of substantially all of the assets of the Borrower’s business, as well as the identification of CCC as the Stalking Horse Bidder.

“Borrower’s Books” means all of the Borrower’s books and records including all of the following: ledgers; records indicating, summarizing, or evidencing the Borrower’s assets or liabilities; all information relating to the Borrower’s business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information, and the facilities containing such information, but specifically excluding the Borrower’s corporate minute books, stock ledgers and the like.

“Borrowing Request” means a request by the Borrower in the form of Exhibit B.

“Business Day” means any day which is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

“Carve Out” means the payment of professional fees and disbursements incurred by the Borrower and any statutory committees in the Bankruptcy Case accrued but unpaid in an amount not to exceed the amount set forth in the Approved Budget.

“Cash” means money, currency or the available credit balance in dollars in a Deposit Account.

“Cash Flow Sweep Amount” means the Available Cash Surplus as calculated based on the weekly Variance Report and officer’s certificate most recently delivered pursuant to Section 6.1 minus Net Weekly Disbursements as calculated based on the Approved Budget.

“Cash Shortfall” means, for any period, the amount that (x) cash requirements of the Borrower for the categories of expenses and costs included in the Approved Budget exceed (y) cash collections received by the Borrower that are available for use by the Borrower in the ordinary course of business.

“Chapter 7 Carve-Out” means the fees and expenses of administration (including attorneys’ fees) of a superseding Chapter 7 case.

“Chattel Paper” shall have the same meaning ascribed to such term in the UCC.

“Collateral” means collectively all of the Borrower’s Assets securing the Obligations of the Borrower hereunder as set forth in Section 4.1, including without limitation cash and property of the Borrower in the possession of other parties as deposits or retainers (subject to the interest of the beneficiaries of such funds) and any proceeds of Collateral. Notwithstanding any other provision of any Financing Agreement to the contrary, the Collateral shall not include the right, title and interest of the Borrower in the Avoidance Actions, other than Avoidance Actions pursuant to Section 549 of the Bankruptcy Code.

“Collateral Account” means an account satisfactory to the Lenders in its sole discretion and which is in the name of the Agent or over which the Agent has “control” as defined in the UCC.

“Committee” means the official committee of unsecured creditors and any other committee formed, appointed, or approved in the Bankruptcy Case and each of such committees shall be referred to herein as a Committee.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Default” means any event or occurrence or set of facts which could constitute an Event of Default with the passage of time or the giving of notice.

“Deposit Account” shall have the meaning ascribed to such term in the UCC.

“DIP Facility” means the revolving credit debtor-in-possession facility in the aggregate amount not to exceed $4,500,000.

“Documents” shall have the meaning ascribed to such term in the UCC.

“Effective Date” shall have the meaning ascribed to such term in Section 2.7.

“Equipment” means in addition to the definition of equipment in the UCC all of the Borrower’s present and hereafter acquired equipment, furniture, furnishings, fixtures, goods (other than consumer goods or farm products) and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Event of Default” means any event specified in Article 8.

“Extraordinary Receipts” shall have the meaning ascribed to such term in Section 2.4(b)(iii).

“Final Order” means the order of the Bankruptcy Court entered in the Bankruptcy Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be in form and substance satisfactory to Lenders in the Lenders’ sole discretion, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied (unless Lender waives such requirement), together with all extensions, modifications and amendments thereto, which, among other matters but not by way of limitation, authorizes Borrower to obtain credit, incur (or guaranty) indebtedness, and grant superpriority, priming, first priority liens under this Agreement and the other Financing Agreements, as the case may be, and provides for the super-priority administrative expense status of Lenders’ and Agent’s claims.

“Financial Assets” shall have the meaning ascribed to such term in the UCC.

“Financing Agreements” shall mean, collectively, this Agreement, the Financing Order, and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Financing Order” shall mean, collectively and individually, the Interim Order, until such time as it is superseded by the Final Order, and such other orders, and related findings of fact and conclusions of law in support thereof, relating thereto or authorizing on or after the Petition Date, the incurrence of indebtedness by the Borrower, the provision of loans, advances and other financial accommodations by the Lenders to the Borrower, the granting of liens, interests, priority claims and other rights in favor of the Lenders and Agent pursuant to the Financing Agreements, on an emergency, interim, final or other basis pursuant to Section 364 of the Bankruptcy Code and other applicable sections of the Bankruptcy Code as may be issued or entered in the Bankruptcy Case, each and all in form and substance acceptable to the Lenders and the Agent in their sole and absolute discretion.

“First Day Orders” shall mean, collectively and individually, each order entered in the Bankruptcy Case as a result of a motion or application filed by the Borrower in the Bankruptcy Case on or about the Petition Date, each in form and substance acceptable to the Lenders and the Agent in their sole and absolute discretion, that is not subject to any stay or injunction pending any appeal or petition for certiorari, review, rehearing, reconsideration, or otherwise.

“General Intangibles” means, in addition to the definition of general intangibles in the UCC, all of the Borrower’s present and future general intangibles and other personal property (including goodwill, Patents, Patent Applications, Intellectual Property, trade names, trademarks, service marks, blueprints, drawings, purchase orders, customer lists, infringement claims, computer programs, computer discs, computer tapes, Borrower’s Books, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims) other than goods and Accounts.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the Bankruptcy Code, as amended, or under any other state or federal insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with its creditors.

“Instruments” shall have the meaning ascribed to such term in the UCC.

“Intellectual Property” means the following property of the Borrower: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all rights arising under or in connection with all Patents, Patent Applications and Patent disclosures, (ii) all trademarks, service marks, trade dress, logos, slogans, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof (including all goodwill associated therewith), and all applications, registrations and renewals, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals, (iv) all trade secrets and confidential business information (including, without limitation, ideas, research, know-how, techniques, methods, data, product drawings, training manuals, clinical and regulatory strategies, and business and marketing plans and proposals), (v) all computer software, (vi) all computer generated data and documentation, (vii) all Third Party License Rights, (viii) all designs, plans and documentation in whatever form related to products under development or products subject to a change in design or composition, (ix) all other proprietary rights, and (x) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Order” means the order of the Bankruptcy Court entered in the Bankruptcy Case after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), together with all extensions, modifications, and amendments thereto, in form and substance satisfactory to Lenders in the Lenders’ sole discretion, which, among other matters, but not by way of limitation, authorizes, on an interim basis, Borrower to execute and perform its obligations under the terms of this Agreement and the other Loan Documents, substantially in the form of Exhibit C.

“Inventory” means, in addition to the definition of inventory in the UCC, all present and future inventory in which the Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service, the Borrower’s present and future raw materials, work in process, finished goods, tangible property, stock in trade, wares, and materials used in or consumed in the Borrower’s business, goods which have been returned to, repossessed by, or stopped in transit by the Borrower, packing and shipping materials, wherever located, any documents of title representing any of the above, and the Borrower’s Books relating to any of the foregoing.

“Investment Property” means, in addition to the definition of investment property in the UCC, all Equity Interests.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lender” or “Lenders” has the meaning ascribed to such term in the caption of this Agreement.

“Liens” means all liens, security interests, encumbrances and claims (including, but not limited to, any “claim” as defined in section 101(5) or “lien” as defined in section 101(37) of the Bankruptcy Code), reclamation claims, mortgages, deeds of trust, pledges, covenants, restrictions, hypothecations, charges, indentures, loan agreements, instruments, contracts, leases, licenses, options, rights of first refusal, contracts, offsets, recoupment, rights of recovery, judgments, orders and decrees of any court or foreign or domestic governmental entity, claims for reimbursement, contribution, indemnity or exoneration, assignment, preferences, debts, charges, suits, licenses, options, rights of recovery, interests, products liability, alter-ego, environmental, successor liability, tax and other liabilities, causes of action and claims, or other encumbrances or restrictions on or conditions to transfer or assignment of any kind (including without limitation to the generality of the foregoing restrictions or conditions on or to the transfer, assignment, or renewal of licenses, permits, registrations, and authorizations or approvals of or with respect to governmental units and instrumentalities) to the fullest extent of the law, in each case whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or non-material, disputed or undisputed, or known or unknown, whether arising prior to, on, or subsequent to the commencement of the Bankruptcy Case, whether imposed by agreement, understanding, law, equity or otherwise.

“Loan Documents” means, collectively, this Agreement, the Note, the Financing Order, the Approved Budget, each Borrowing Request, and any other agreements, instruments, amendments, or documents, if any, which create, evidence, create a security interest in or secure the Obligations, and any other agreement, instrument, amendment, or document entered into among the Borrower, Agent and/or any Lender or in favor of Agent or any Lender relating to or in connection with this Agreement or any other Loan Document or the Obligations if such agreement, instrument, amendment or document states that it is a “Loan Document”.

“Material Adverse Change” means a material adverse change in (a) the Borrower’s ability to pay or perform its Obligations in accordance with the terms of the Loan Documents, or (b) the validity or enforceability of the Financing Order or any of the other Loan Documents, or (c) the rights and remedies of the Agent or any Lender under the Financing Order and the other Loan Documents.

“Maturity Date” means the date that is the earliest to occur of (i) ninety (90) days from the date of this Agreement; (ii) the confirmation of a plan of reorganization or liquidation; (iii) the conversion of the Bankruptcy Case to a Chapter 7 case; or (iv) the effective date of a sale of substantially all of Borrower’s Assets pursuant to the provisions of §§ 105, 363(b), 363(f), 363(m), 363(n) and 365 of the Bankruptcy Code.

“Negotiable Collateral” means all of the Borrower’s present and future letters of credit, notes, drafts, instruments, documents, leases and Chattel Paper.

“Net Cash Proceeds” means, with respect to any Asset disposition or sale the aggregate cash, or other payment in kind, goods or services, and any proceeds thereof received by or for the benefit of Borrower from such Asset disposition or sale (including, without limitation, cash received by way of deferred payment pursuant to a note receivable, conversion of non-cash consideration, cash payments in respect of purchase price adjustments or otherwise, but only as and when such cash is received and excluding any deferred payment pursuant to any non-cash consideration to the extent such payment represents interest income to Borrower) minus (i) the direct costs and expenses incurred in connection therewith (including in the case of any Asset disposition or sale, the payment of the outstanding principal amount of, premium, if any, and interest on any Indebtedness (other than hereunder) required to be repaid as a result of such Asset disposition or sale); (ii) any provision for taxes in respect thereof made in accordance with GAAP; provided that such expenses shall only include taxes to the extent that taxes are payable in cash in the current year or the following year as a result of such Asset disposition or sale; and (iii) any portion of any such proceeds which Borrower determines in good faith should be reserved for post-closing adjustments (to the extent Borrower delivers to the Agent and each Lender a certificate signed by the senior financial officer of Borrower as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than three months following the date of the respective asset disposition or sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Borrower shall constitute Net Cash Proceeds on such date received by Borrower. Any proceeds received in a currency other than dollars shall, for purposes of the calculation of the amount of Net Cash Proceeds, be in an amount equal to the dollar equivalent thereof as of the date of receipt thereof by such Person.

“Net Weekly Disbursements” means, for any week, an amount not less than zero equal to the Cash Shortfall for the upcoming week pursuant to the Approved Budget.

“Note” means the promissory note, substantially in the form of Exhibit D hereto, made by the Borrower to the order of any Lender concurrently herewith or at any time hereafter.

“Obligations” means all loans, advances, including, but not limited to Advances, and any overadvances, debts, liabilities, obligations, covenants, and duties owing by the Borrower to any Lender or the Agent of any kind and description in connection with any Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including any debt, liability or obligation owing from the Borrower to others which any Lender or the Agent may obtain by assignment or otherwise, all interest thereon.

“Patent” means United States Letters Patent and design patent, including any extension, registration, confirmation, continuation, division, continuation-in-part, reissue, re-examination or renewal thereof, and also including any foreign equivalents of any of the foregoing.

“Patent Application” means an application, including a provisional application, for a Patent.

“Payment Intangibles” means all “payment intangibles” as such term is defined in the UCC, now owned or hereinafter acquired by any Person, including a General Intangible under which an Account debtor’s principal obligation is a monetary obligation.

“Permitted Liens” means the Liens described in the first sentence of Section 5.15(b).

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof) and shall include such Person’s successors and assigns.

“Petition Date” shall have the meaning ascribed to such term in the above Recitals.

“Post-Petition” means the time period beginning immediately after the filing of the Bankruptcy Case.

“Pre-Petition” means the time period ending immediately prior to the filing of the Bankruptcy Case.

“Pro Rata Share” means as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Advance Commitment and the denominator of which is the aggregate amount of all of the Advance Commitments of the Lenders, as adjusted from time to time in accordance with the provisions of this Agreement.

“Regulatory Problem” shall mean any transaction, circumstance or situation whereby (i) any Person and such Person’s affiliates would own, control or have power over a greater quantity of securities of any kind issued by Borrower than are permitted under any requirement of the SBA or any other Governmental Authority, or (ii) any Governmental Authority has asserted (or such Person believes that there is a risk of such assertion) that such Person and its affiliates are not entitled to hold, or exercise any significant right with respect to, the common stock of Borrower held by such Person, including without limitation the existence of any other set of facts or circumstances wherein it has been asserted by any Governmental Authority (or any SBIC Holder reasonably believe that there is a substantial risk of such assertion) that any SBIC Holder or its affiliates is not entitled to hold, or exercise any significant right with respect to any of Borrower’s securities.

“Regulatory Violation” shall mean, with respect to any SBIC Holder providing financing (within the meaning of the SBIC Regulations) under this Agreement, (i) a diversion of the proceeds of such financing from the reported use thereof on SBA Form 1031 delivered in connection with the closing of the transactions contemplated hereby, if such diversion was effected without obtaining the prior written consent of the SBIC Holders (which may be withheld in their sole discretion) or (ii) a change in the principal business activity of the Borrower to an ineligible business activity (within the meaning of the SBIC Regulations).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Requisite Lenders” means Lenders that have made and funded commitments representing an aggregate of more than 50% of the DIP Facility.

“Restricted Cash” at any time, means an amount equal to the book balance amount of outstanding checks written by Borrower plus $200,000.

“Sale Milestone” means each of the following:

(a) the Asset Purchase Agreement shall be executed on or before the Petition Date;

(b) a Bidding Procedures Order shall be entered on or before April 26, 2008, or such other date as soon as reasonably practical thereafter as the Bankruptcy Court’s schedule permits;

(c) all bids shall have been received at least 3 Business Days prior to the Bankruptcy Court hearing on the sale;

(d) the auction pursuant to the Bidding Procedures Order shall be conducted at the sale hearing as provided in clause (e) below;

(e) a hearing shall be held by the Bankruptcy Court no later than May 30, 2008 regarding the sale of all or substantially all of the assets of Borrower in accordance with the Bidding Procedures Order, or such other date as soon as reasonably practical thereafter as the Bankruptcy Court’s schedule permits;

(f) an order of the Bankruptcy Court, in form and substance acceptable to the Lenders in their reasonable discretion, evidencing the approval described in the foregoing clause (e) entered on or prior to May 30, 2008, or such other date as soon as reasonably practical thereafter as the Bankruptcy Court’s schedule permits; and

(g) the closing of the Asset Sale on or prior to June 10, 2008.

“Sale Order” means the order of the Bankruptcy Court entered in the Bankruptcy Case approving a sale of substantially all of the Borrower’s assets pursuant to the provisions of §§ 105, 363(b), 363(f), 363(m), 363(n) and 365 of the Bankruptcy Code.

“SBA” shall mean the U.S. Small Business Administration or any successor agency.

“SBIC” shall mean a small business investment company licensed under the SBIC Act.

“SBIC Act” shall mean the Small Business Investment Act of 1958, as amended and the regulations promulgated thereunder.

“SBIC Holder” shall mean any holder of the Note, which is an SBIC.

“SBIC Regulations” shall mean the Small Business Investment Company Act of 1958, as amended, and the regulations issued by the SBA thereunder, codified as Title 13 of the Code of Federal Regulations, 107 and 121, as amended.

“Stalking Horse Bidder” shall have the meaning ascribed to such term in the recitals.

“Term” means the period from the Effective Date through and including the earlier of (a) the Termination Date and (b) the indefeasible payment and performance in full of the Obligations and termination of the Advance Commitments.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date of termination in whole of the Advance Commitments pursuant to the terms of this Agreement, including pursuant to an exercise of remedies pursuant to Section 9.1, (iii) the date of the closing of the Asset Sale pursuant to the Asset Purchase Agreement, (iv) the earlier or the date, if any, that the Borrower executes a definitive agreement for the sale of all or substantially all of the Borrower’s assets to any party other than the Stalking Horse Bidder or on which a bid other than the Stalking Horse Bidder’s is selected at any auction for all of the Borrower’s assets unless a sale of assets of the Borrower to the Stalking Horse Bidder has been consummated prior to such date; (v) the effective date of any plan of reorganization; (vi) immediately upon conversion of the

Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code; (vii) immediately upon dismissal of the Bankruptcy Case; (viii) the date of delivery by Borrower of notice of the termination of the Asset Purchase Agreement by Borrower, except, if such termination shall be attributable to a material breach by the Stalking Horse Bidder, or (ix) on the date that is ten (10) days after the termination of the Asset Purchase Agreement as a result of a material breach by the Borrower of such agreement.

“Third Party License Rights” means all permissions, licenses, covenants not to sue, grants, and other express or implied authorization to make, use, sell, import, create derivative works, publicly display, publicly perform, rent, or otherwise operate that may be needed in the operation of the Borrower’s business to avoid violating an Intellectual Property right of a third party.

“Total Cash” at any time, means the actual amount of Cash, excluding cash in the Collateral Account, held by Borrower.

“UCC” means California’s codification of the Uniform Commercial Code.

“Variance Report” shall mean a report to be delivered by the Borrower to the Agent and each Lender in form and substance satisfactory to Agent, on a weekly basis (commencing on the second Wednesday after the entry of the Financing Order) reflecting without limitation, the following: (i) the actual cash receipts and disbursements on a line item basis for the preceding week and (ii) the actual cash receipts and disbursements on a cumulative basis since the Petition Date, (iii) the Cash Shortfall for the week and on a cumulative basis, (iv) the Cash Flow Sweep Amount for the week, the dollar amount and percentage variance of such amounts from those set forth in the Approved Budget for such preceding week and (v) containing a narrative analysis of Borrower’s performance for the preceding week and any line-by-line variance from such period in the Approved Budget.

“Wages Order” shall mean that certain order authorizing, but not directing, the Borrower to pay certain Pre-Petition wages, compensation and employee benefits in the ordinary course of business and authorizing, but not directing, the Borrower to continue to honor their practices, programs, and policies with respect to their employees.

1.2 Interpretation.

a. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

b. Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

c. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

d. A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

e. All references to “$” and dollars shall be deemed to refer to United States currency.

f. All references to any financial or accounting terms shall be defined in accordance with GAAP as applicable in the United States and consistently applied by the Borrower.

g. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Recitals, Schedule and Exhibit references are to this Agreement unless otherwise specified.

h. The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.

i. The Borrower, the Lenders and the Agent each hereby acknowledge that (i) the Borrower, the Lenders and the Agent jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (ii) the Borrower, the Lenders and the Agent have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (iii) no presumption shall be made that any provision of this Agreement shall be construed against either party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

j. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

k. References to any document, instrument, mortgage or agreement of any kind shall refer to any permitted amendments, restatements or other modifications thereof.

1.3 Exhibits. All of the exhibits, addenda or riders attached to this Agreement shall be deemed incorporated herein by reference.

1.4 UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC, unless otherwise defined herein.

ARTICLE 2

ADVANCES AND TERMS OF PAYMENT

2.1 Advance Commitments; Advances; Advance Limit; Increase to Advance Limit; Use of Proceeds.

a. Advance Commitments. Subject to the terms and conditions set forth herein, each Lender severally and jointly agrees to fund its Pro Rata Share of Advances from time to time in accordance with the Approved Budget during the Term in an aggregate principal amount that will not result in the Lenders making aggregate Advances that exceed the Advance Commitment for the Lenders.

b. Advances and Advance Limit. Upon one (1) Business Day written request of the Borrower in the form of a Borrowing Request, which requests shall not exceed two (2) per calendar week, during the Term and so long as (i) no Default or Event of Default has occurred and is continuing and (ii) the conditions precedent in Section 3 have been satisfied or waived in writing by the Lenders, the Lenders shall make Advances not to exceed two (2) per week. Subject to the conditions herein, the Borrower may borrow from time to time between the date of this Agreement and the Termination Date, in an amount not-to-exceed the lesser of (a) an amount equal to (i) the aggregate weekly amounts of Cash Shortfall on a cumulative basis from the Effective Date through the date of determination minus (ii) the aggregate amount outstanding of all Advances made to the Borrower hereunder from the Effective Date through such date of determination, and (b) the actual weekly amounts of Cash Shortfall as indicated in the current Variance Report as of the time of any request for an Advance, and, in each case, shall not to exceed at any time the Advance Commitment. Borrowing Requests for Advances shall be for Advances in the minimum amount of $100,000 and minimum additional increments of $50,000. The date of determination for any Borrowing Request shall be the date on which the Advance subject of such Borrowing Request is to be funded.

c. Use of Proceeds. Borrower is authorized to use said Advances to (i) pay the Borrower’s operating and working capital expenses in the ordinary course of business as ongoing and budgeted operating expenses set forth in the Approved Budget and (ii) pay Administrative Fees and Expenses approved by the Bankruptcy Court, including, but not limited to, freight forwarding charges and reclamation charges.

2.2 Authorization to Make Advances. Each Lender is hereby authorized to make Advances based upon a written Borrowing Request substantially in the form attached hereto as Exhibit B received by Agent from anyone purporting to be an Authorized Officer. All requests for Advances shall be made pursuant to a Borrowing Request delivered to Agent specifying the date on which such Advance is to be made (which day shall be a Business Day at least three Business Days after the request of such Advance, other than the initial advance which shall be delivered on the Effective Date and shall be for an amount not to exceed the amount for such Advance set forth in the Approved Budget) and the amount of such Advance. All Advances made under this

Agreement shall be conclusively presumed to have been made to, at the request of, and for the benefit of the Borrower when deposited to the credit of the Borrower or otherwise disbursed in accordance with the instructions of the Borrower or in accordance with the terms and conditions of this Agreement. Unless otherwise requested by the Borrower, all Advances shall be made by a wire transfer to the deposit account of the Borrower set forth on Schedule 2.2 or otherwise designated by the Borrower from time to time to the Agent in a written notice delivered pursuant to Article 12.

2.3 Interest.

a. Except where specified to the contrary in the Loan Documents, the outstanding principal balance of the DIP Facility shall bear interest at the fixed rate of ten percent (10%) per annum. After the occurrence of and during the continuation of a Default or Event of Default, the Obligations shall accrue interest, at the applicable rate for each Advance outstanding plus five percent (5.00%) (the “Default Rate”). All interest payable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed on the Daily Balance. Interest as provided for herein shall continue to accrue until the obligations are indefeasibly paid in full or otherwise settled pursuant to a confirmed plan of reorganization consented to by the Requisite Lenders.

b. In no event shall interest on the DIP Facility exceed the highest lawful rate in effect from time-to-time. It is not the intention of the parties hereto to make an agreement which violates any applicable state or federal usury laws. In no event shall the Borrower pay or any Lender accept or charge any interest which, together with any other charges upon the principal or any portion thereof, exceeds the maximum lawful rate of interest allowable under any applicable state or federal usury laws. Should any provision of this Agreement or any existing or future Notes or Loan Documents between the parties be construed to require the payment of interest or any other fees or charges which could be construed as interest which, together with any other charges upon the principal or any portion thereof and any other fees or charges which could be construed as interest, exceeds the maximum lawful rate of interest, then any such excess shall be applied to the remaining principal balance of the DIP Facility, if any, and the remainder refunded to the Borrower.

2.4 Principal Repayment. Any prepayment in whole or in part shall include accrued interest and all other sums then due hereunder. No partial prepayment shall affect the obligation of Borrower to make any payment of principal or interest hereunder on the due dates specified.

a. Voluntary Payment. The Borrower shall have the right (i) from time-to-time, to prepay all or any part of the outstanding principal balance without premium or penalty in accordance with the Approved Budget, or (ii) at any time, to indefeasibly pay in full all of the Obligations without premium or penalty concurrent with the termination of this Agreement and the Advance Commitments.

b. Mandatory Pre-payment.

(i) Termination Date or Acceleration. The Obligations, if not sooner paid, shall become and be absolutely due and payable by Borrower to the Agent on behalf of the Lenders upon the Termination Date.

(ii) Asset Sales. Except to the extent expressly set forth in the Approved Budget, to the extent Net Cash Proceeds arise from an Asset sale, the Borrower shall immediately deposit such Net Cash Proceeds in an amount equal to 80% of such Net Cash Proceeds in the Collateral Account.

(iii) Extraordinary Receipts. Except to the extent expressly set forth in the Approved Budget, to the extent Net Cash Proceeds are received from the payment of insurance losses or claims, tax refunds, indemnification payments or any other source other than the sale of goods and services in the ordinary course (“Extraordinary Receipts”), the Borrower shall immediately deposit such Net Cash Proceeds in an amount equal to 80% of such Net Cash Proceeds in the Collateral Account.

(iv) Cash Flow Sweeps. Borrower shall on the Effective Date, and on each Monday and Thursday (or the immediately succeeding Business Day if Monday or Thursday is not a Business Day) after the Effective Date, transfer an amount equal to Cash Flow Sweep Amount to the Collateral Account.

c. Application of Payments and Net Cash Proceeds.

(i) Notwithstanding anything to the contrary contained in this Section 2.4, the proceeds of any of the mandatory payments described above, except to the extent expressly contemplated by and set forth in the Approved Budget, shall be applied first to the fees and expenses of the Agent and the Lenders until paid in full, second to the accrued but unpaid interest and third to reduce the principal of the Advances then outstanding.

(ii) All Net Cash Proceeds received by the Borrower pursuant to an Asset sale or Extraordinary Receipts shall be deposited in the Collateral Account on the date received. All funds in the Collateral Account shall be first applied to reduce the aggregate amount of the Advances outstanding and after all Advances have been repaid in full, shall be held as cash collateral for the Obligations. Subject to the satisfaction of the conditions set forth in Section 3.2, the Agent shall release such excess amounts held in the Collateral Account pursuant to this Section 2.4(c)(ii) to fund expenses set forth in the Approved Budget.

2.5 Lender Fees. a. Subject in all cases to the occurrence of the Effective Date, Borrower agrees to pay to Agent, for the benefit of the Lenders for their own accounts, such fees in immediately available funds, a commitment fee of Four Hundred Thousand Dollars ($400,000), which shall be fully earned, due and payable from the Advances on the Effective Date.

The fees paid hereunder shall be paid in dollars, and is separate and in addition to the other fees and expenses specified in this Agreement. All Fees pursuant to this Section 2.5 or Section 2.6 shall be fully earned and non-refundable for any reason when paid.

2.6 Agent Fees. Borrower agrees to pay to the Agent an agent fee in the amount of Fifty Thousand Dollars ($50,000), which shall be payable in advance upon the Effective Date. Such agent fee shall be in addition to reimbursement of the Agents’ expenses and any indemnification payments made pursuant to this Agreement.

The fees paid hereunder shall be paid in dollars, and are separate and in addition to the other fees and expenses specified in the Agreement.

2.7 Term and Renewal Date. This Agreement shall become effective upon (i) execution by the Lenders, Agent and the Borrower, (ii) approval by the Bankruptcy Court, (iii) entry of the Interim Order, (iv) entry of the Bidding Procedures Order and (iv) satisfaction of the conditions set forth in Section 3.1 and, if an Advance is made on the date that the last of the conditions in Section 3.1 is satisfied, Section 3.2 (the “Effective Date”), and thereafter shall continue in full force through the Termination Date. This Agreement may be extended by mutual written agreement of the Borrower, Agent and the Lenders. In addition, the Agent and the Lenders shall have the right to terminate this Agreement immediately at any time upon the occurrence of an Event of Default. No such termination shall relieve or discharge the Borrower of its duties, Obligations and covenants hereunder until all Obligations have been indefeasibly paid and performed in full. On the Termination Date of this Agreement, the Obligations shall be immediately due and payable in full.

The Borrower authorizes the Agent and the Lenders to deduct all fees and expenses payable from time-to-time pursuant to this Agreement from the Advances. The Borrower directs the Agent and the Lenders to deduct all fees payable pursuant to Sections 2.5, 2.6 and 3.1(b) from the initial Advances made on the Effective Date.

ARTICLE 3

CONDITIONS TO ADVANCES

3.1 Conditions Precedent to Effective Date. The Effective Date of this Agreement and the obligations of the Agent and Lenders hereunder are subject to the satisfaction in the Lenders’ sole discretion of each of the following conditions precedent:

a. Delivery of Certain Documents. The Agent shall have received on or prior to the Effective Date each of the following, each dated the Effective Date unless otherwise indicated or agreed to by the Lenders, in form and substance satisfactory to Lenders:

(i) this Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, a Note of the Borrower in favor of each Lender, in each case, substantially in the form set forth as Exhibit D hereto;

(ii) a long form certificate of the Secretary of State of the state of incorporation of Borrower attesting as of a recent date to the good standing of Borrower in such state;

(iii) a copy of the certificate of incorporation of Borrower, certified as of a recent date by the Secretary of State of the state of organization of Borrower;

(iv) a certificate of the Secretary or an Assistant Secretary of Borrower certifying (A) the names and true signatures of each officer that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of the Borrower, (B) the Borrower’s by-laws as in effect on the date of such certification, (C) the resolutions of Borrower’s Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation, by-laws or resolutions of Borrower from the applicable documents delivered pursuant to such certificate;

(v) a certificate of the president or senior financial officer of the Borrower stating that (A) the conditions set forth in Sections 3.1 and 3.2 have been satisfied and (B) no Default or Event of Default will exist on the Effective Date both before and after giving effect tot eh execution and delivery of the Agreement and the other Loan Documents and the borrowing hereunder;

(vi) evidence satisfactory to Lenders that the insurance policies required by the Loan Documents are in full force and effect, together with endorsements naming the Agent, as an additional insured or loss payee under all insurance policies to be maintained with respect to the Borrower; and

(vii) such other certificates, documents, agreements and information respecting Borrower as Agent or Lenders may reasonably request.

(b) Fee and Expenses Paid. There shall have been paid to the Lenders all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Effective Date (including all such fees described in Sections 2.5 and 2.6).

(c) Consents. Borrower shall have received all consents and authorizations required pursuant to any material contractual obligation with any other person and shall have obtained all permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow Borrower lawfully (i) to execute, deliver and perform, in all material respects, its obligations hereunder and under the other Loan Documents, and (ii) to create and perfect the Liens on the Collateral owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

(d) Interim Order. The Interim Order shall have been duly entered by the Bankruptcy Court and shall be in form and substance satisfactory to the each of the Agent and Lenders in their sole discretion; the Wages Order shall have been duly entered by the Bankruptcy Court and shall be in form and substance reasonably satisfactory to the each of the Agent and Lenders; and, in each case, the Borrower shall have delivered to Agent and Lenders certified copies of such Interim Order and Wages Order duly entered by the Bankruptcy Court in the Bankruptcy Case.

(e) Bidding Procedures Order. The Bidding Procedures Order shall have been duly approved and entered by the Bankruptcy Court and shall be in form and substance satisfactory to each of the Agent and Lenders in their sole discretion and the Borrower shall have delivered to Agent and Lenders certified copies of such Bidding Procedures Order duly entered by the Bankruptcy Court in the Bankruptcy Case.

(f) Wells Fargo Loan Documents. The Agent and the Lenders shall be satisfied in their sole discretion that all of the obligations under that certain Loan and Security Agreement dated as of June 26, 2006 between the Borrower and Wells Fargo Retail Finance, LLC have been indefeasibly paid and performed in full and the liens relating thereto have been released.

(g) SBA Forms. The SBIC Holders shall have received the SBA documentation referred to in Section 5.17.

3.2 Conditions Precedent to Each Advance. The obligation of Lenders on any date (including the Effective Date or the Effective Date) to make any Advance is subject to the satisfaction of each of the following conditions precedent:

(a) Borrowing Request. With respect to any Advance, the Agent shall have received a duly executed Borrowing Request.

(b) Cash Management Matters and Cash Sweep. Borrower shall have delivered to Agent the Approved Budget or any update thereto then due pursuant to Section 6.1, which has not been previously delivered, all Variance Reports then due and not previously delivered and the Certificate required pursuant to Section 6.1 and shall have made the payment, if required, to the Collateral Account pursuant to Section 6.9 based on such certificate.

(c) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Advance, both before and after giving effect thereto and to the application of the proceeds thereof:

(i) the representations and warranties set forth in the Loan Documents shall be true and correct on and as of the Effective Date and shall be true and correct in all respects (unless such representation and warranty is already qualified by materiality, then such representation and warranty shall be true and correct in all material respects) on and as of any date after the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(ii) no Default or Event of Default shall have occurred and be continuing.

(d) No Legal Impediments. The making of the Advance on such date does not violate any applicable law, regulation, administrative order, order of any court or other Governmental Authority on the date of or immediately following such Advance and is not enjoined, temporarily, preliminarily or permanently.

(e) Financing Order. The Financing Order shall be in full force and effect and shall not have been stayed, vacated or subject to appeal and, if the Final Order has been entered, file stamped copies of such Final Order duly entered by the Bankruptcy Court in the Bankruptcy Case shall have been delivered to the Agent and the Lenders.

Each submission by the Borrower to Agent of a Borrowing Request and the acceptance by the Borrower of the proceeds of each Advance requested therein shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in this Section 3.2 on the date of the submission of the Borrowing Request and the making by the Lenders of such Advance.

3.3 Post Closing Deliveries and Actions. The Borrower shall make or perform to the Lender’s satisfaction the deliveries or actions set forth on Schedule 3.3 on or before the date set forth for each delivery or action.

ARTICLE 4

SUPERPRIORITY NATURE OF OBLIGATIONS,

GRANT OF SECURITY INTEREST AND PRIORITY OF LIENS

4.1 Grant of Security Interest. The Borrower hereby grants and pledges to the Agent for the ratable benefit of all Lenders, a pledge and security interest in all of Borrower’s right, title and interest in and to all of the Borrower’s Assets, now existing or hereafter acquired, including without limitation, the Collateral and each of the items of collateral set forth below, which pledge and security interest shall be subject to the priorities set forth in Section 4.3 of this Agreement and the Financing Order:

a. all Accounts;

b. all Inventory, subject to reclamation rights;

c. all Equipment;

d. all General Intangibles;

e. all Chattel Paper (including tangible paper and electronic chattel paper), all documents, all instruments, all notes and debt instruments and all payments thereunder and instruments and other property from time to time delivered in respect thereof or in exchange therefor, and all bills of lading, warehouse receipts and other documents of title and documents, in each instance whether now owned or hereafter acquired by Borrower;

f. all property or interests in real or personal property now or hereafter acquired by Borrower and all rights and interests of the Borrower, now existing or hereafter arising and however and wherever arising, in respect of any and all (i) notes, drafts, letters of credits, stocks, bonds, and debt and equity securities, whether or not certificated (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities and deposit accounts (including without limitation, the Collateral Account), (D) commodity contracts and (E) commodity accounts), warrants, options, puts and calls and other rights to acquire or otherwise relating to the same; (ii) money (including all cash and cash equivalents held in the Collateral Account); (iii) proceeds of loans, including, without limitation, Advances made under this Agreement; and (iv) insurance proceeds and books and records relating to any of the property covered by this Agreement; together, in each instance, with all accessions and additions thereto, substitutions therefor, and replacements, proceeds and products thereof;

g. Intellectual Property;

h. commercial tort claims (all of which that are in existence as of the date of this Agreement are listed on Schedule 4.1);

i. all books, records, ledger cards and other property at any time evidencing or relating to the Collateral;

j. all investment property, including without limitation, (i) all of the shares of capital stock owned by Borrower, all of which are listed on Schedule 4.1 hereto, of the issuers listed thereon (individually, an “Issuer,” and collectively, the “Issuers”) and all shares of capital stock or ownership interests of any Issuer obtained in the future by Borrower and the certificates representing or evidencing all such shares or ownership interests (the “Pledged Shares”); (ii) all other property which may be delivered to and held by the Agent in respect of the Pledged Shares pursuant to the terms hereof; (iii) all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed, in respect of, in exchange for or upon the conversion of the securities referred to in clauses (i) and (ii) above; and (iv) all rights and privileges of Borrower with respect to the securities and other property referred to in clauses (i), (ii) and (iii) (the items referred to in clauses (i) through (iv) being collectively called the “Pledged Collateral”);

k. all other real property and personal property of Borrower, whether tangible or intangible, and whether now owned or hereafter acquired;

l. all other investment property to the extent not otherwise referred to in this Section 4.1 in which Borrower has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all subscription warrants, rights or options issued thereon or with respect thereto;

m. Extraordinary Receipts received after the Petition Date; and

n. all proceeds and products of any of the foregoing, in any form, including, without limitation, any claims against third parties for loss or damage to or destruction of any or all of the foregoing and to the extent not otherwise included, all (i) payments under insurance (whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral and (ii) cash.

4.2 Security for Obligations. This Agreement and the Collateral secure the indefeasible payment in full and performance of the Obligations.

4.3 Superpriority Nature of Obligations; Priming Lien.

a. The Obligations shall be secured by Liens in the Collateral under Sections 364(c)(2) and (c)(3) of the Bankruptcy Code.

b. The Obligations shall have the status in the Case of superpriority administrative expenses under Section 364(c)(1) of the Bankruptcy Code. Such administrative claim shall have priority, subject to the provisions of Section 4.3, over all other claims, costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 726 or any other provision of the Bankruptcy Code and shall at all times be senior to the rights of the Borrower, the Borrower’s estate, and any successor trustee or estate representative in the Bankruptcy Cases or any subsequent proceeding or case under the Bankruptcy Code.

c. Lenders’ and Agent’s Liens on the Collateral under Sections 364(c)(2) and (c)(3) of the Bankruptcy Code, for the benefit of Lenders, and the superpriority administrative claim under Section 364(c)(1) of the Bankruptcy Code afforded the Obligations shall be subject only to the Carve-out and the Chapter 7 Carve-Out; provided that the Carve-out shall not include any such fees and expenses that were incurred in the prosecution of Adverse Claims; provided, however, that any payments actually made to such professionals under Sections 330, 331 or 503 of the Bankruptcy Code in respect of fees and expenses incurred or accrued shall reduce dollar-for-dollar the Carve-Out; provided, further, that in no event shall any of the Carve-Out be utilized to prosecute or cause others to prosecute any Adverse Claims.

d. Subject to the provisions of the Financing Order and this Section 4.3, the Borrower shall be permitted to pay as the same may become due and payable (i) administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of their businesses, (ii) provided that no Event of Default has occurred and is continuing, compensation and reimbursement of expenses to professionals allowed by the Bankruptcy Court and payable under Sections 330 and 331 of the Bankruptcy Code, and (iii) any other Pre-Petition or Post-Petition expenses of the Borrower, including adequate protection payments, to the extent approved by the Bankruptcy Court and not otherwise prohibited by the terms of this Agreement or the other Loan Documents. No costs or expenses of administration shall be imposed against Agent or any Lender or any of the Collateral under Sections 105, 506(c) or 552 of the Bankruptcy Code, or otherwise.

4.4 Financing Statements. Borrower hereby authorizes the Agent to file one or more initial financing or continuation statements (including the description of the Collateral as “all assets” or “all personal property” and “all after acquired property or assets” of the Borrower), and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower.

4.5 Agent Appointed Attorney-in-Fact. The Borrower hereby irrevocably appoints the Agent, for its benefit and the benefit of the Lenders, such Borrower’s attorney-in-fact (which appointment shall be irrevocable and deemed coupled with an interest), with full authority in the place and stead of Borrower and in the name of Borrower or otherwise, from time to time in the Agent’s discretion, upon and during the occurrence and continuation of an Event of Default in accordance with Article 9 of this Agreement and the Financing Order, to take any action and to execute any instrument which the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(i) to obtain and adjust insurance required to be paid to the Agent;

(ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(iii) to receive, endorse, and collect any drafts or other instruments, documents and Chattel Paper, in connection with clause (i) or (ii) above,

(iv) to receive, endorse and collect all instruments made payable to the Borrower representing any dividend or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same; and

(v) to file any claims or take any action or institute any proceedings which the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent or the Lenders with respect to any of the Collateral.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants, to the best of its knowledge, to Agent and each Lender on the Effective Date and on the date of each borrowing request and advance made pursuant to Section 2.1, the following and acknowledges:

5.1 Due Incorporation and Qualification. The Borrower is a corporation duly organized and existing under the laws of the state of Delaware and is qualified and licensed to do business and is in good standing in any state in which the conduct of its business or its ownership of assets requires that it be so qualified, except for any failure to be so qualified or licensed as would not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.1 are the jurisdictions in which the Borrower is organized and qualified to conduct business and the location of the principal offices and chief executive offices.

5.2 Due Authorization. The Borrower has the right and power and is duly authorized by all appropriate corporate or other required action to enter into each of the Loan Documents to which it is a party, subject only to the Bankruptcy Court’s entry of the Financing Order. Except for the Financing Order, no authorizations of, or registrations or filing with, any Governmental Authority, or any applicable securities exchange, or other third party are necessary for the execution, delivery or performance by Borrower of the Loan Documents to which it is a party, or for the legality, validity or enforceability hereof or thereof.

5.3 Location of Inventory and Equipment. The Borrower shall keep the Inventory and Equipment only at the locations set forth on Schedule 5.3, unless Inventory or Equipment are required to be moved to a different location in the ordinary course of business to enable the Borrower to provide its services, in which case the Borrower shall notify Agent in writing as set forth in Article 12 of the new location of such Inventory and Equipment prior to making such move.

5.4 Relocation of Chief Executive Office. The chief executive offices of the Borrower is set forth in Article 12 of this Agreement and the Borrower will not, without prior written consent of the Requisite Lenders, relocate such offices.

5.5 Permits and Licenses. The Borrower holds all licenses, permits, approvals and consents required for the conduct of its business and the ownership and operation of its assets, except as would not be reasonably expected to have a Material Adverse Effect.

5.6 Due Execution; Binding Obligation. Upon entry by the Bankruptcy Court of the Financing Order, the execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party, have been duly executed and delivered by Borrower. This Agreement is, and each of the other Loan Documents to which Borrower is or will be a party, when delivered hereunder or thereunder, and upon entry and subject to the terms of the Financing Order, will be, a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms and the Financing Order.

5.7 The Orders. As of the date of the making of any Borrowing Request or Advance hereunder, the Financing Order has been entered and has not been stayed, amended, vacated, reversed, rescinded or otherwise modified in any respect (except in accordance with the terms hereof).

5.8 Compliance with Articles; Bylaws. The execution by the Borrower of the Loan Documents to which it is a party does not constitute a breach of any provision contained in the Borrower’s certificate of incorporation or its bylaws, nor does it constitute a default or an event of default under any material agreement to which the Borrower is now or may hereafter become a party.

5.9 Accuracy of Information and No Material Adverse Change in Financial Statements.

a. The Borrower has delivered to Agent the Approved Budget. The Budget has been prepared in good faith based upon reasonable assumptions. The Approved Budget is attached hereto as Exhibit A. To the best of the Borrower’s knowledge, information and belief, no facts exist that (individually or in the aggregate) would result in any material change in any of the assumptions or information set forth in the Approved Budget. The Approved Budget is based upon reasonable estimates and assumptions, has been prepared on the basis of the assumptions stated therein and reflects the reasonable estimates of the Borrower of the results and needs of its operations and other information projected therein. The financial statements that have been delivered to the Agent and each Lender both prior to the Effective Date and pursuant to Section 6.1 have been prepared in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of interim financial statements, and accurately and fairly present in all material respects the results of operations and financial condition of the Borrower as of the date of such financial statements.

b. Each Loan Document and each report delivered pursuant to any Loan Document, including any financial statement, Variance Report, notice or other document delivered pursuant hereto or thereto, taken as a whole and in light of the circumstances in which made, contain no untrue statement of a material fact and do not omit to state a material fact necessary to make such statements not misleading in any case, which have not been, prior to the date hereof, corrected, supplemented, or remedied by subsequent documents furnished or statements made orally or in writing to the Agent or any Lender or the Bankruptcy Court (as appropriate); and, to the extent that any such written statements constitute projections or other forward-looking statements, such projections or other forward-looking statements were prepared in good faith on the basis of assumptions, methods, data, tests and information reasonably believed by the Borrower to be valid and accurate in all material respects at the time such projections were furnished to the Agent, any Lender or the Bankruptcy Court.

c. Except as disclosed in writing to the Agent and each Lender prior to the date hereof, to Borrower’s knowledge after reasonable inquiry and diligence there are no unstayed legal or arbitral proceedings, or any proceedings or investigation by or before any governmental or regulatory authority or agency, pending or threatened in writing to Borrower, or threatened against Borrower which is reasonably likely to be determined adversely and if so determined would have a Material Adverse Change or that seek to enjoin or delay any of the transactions contemplated hereby.

5.10 Use of Proceeds. All proceeds provided by Lenders to the Borrower pursuant to any Financing Order, this Agreement or otherwise, have been and shall be used by the Borrower solely for general operating and working capital purposes in the ordinary course of Borrower’s business in accordance with the Approved Budget and for those purposes set forth in Sections 2.1 and 4.3(d) of this Agreement. No part of the proceeds of any Advances hereunder have been or will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board of Governors.

5.11 Defaults and Events of Default. No Default or Event of Default has occurred or is existing under any of the Loan Documents.

5.12 Administrative Expenses and Lien. Upon the entry of the Financing Order, and subject to the Carve Out, the Obligations shall at all times constitute an Administrative Expense for which the Lenders shall at all times maintain and have a superpriority claim pursuant to Section 364(c) of the Bankruptcy Code and shall maintain and have a lien on the Collateral pursuant to Section 364(d) of the Bankruptcy Code and no other party has or shall have a lien or claim that is pari passu or superior to the claim of the Lenders, other than Permitted Liens.

5.13 Reliance by Agent and Lenders; Cumulative. Each warranty, representation and agreement contained in this Agreement shall be automatically be deemed repeated and made by the Borrower on the date of each request for an Advance by the Borrower and on each date on which any Lender makes such Advance and on each date on each date on which an Variance Report is delivered and shall be conclusively presumed to have been relied on by such Lender regardless of any investigation made or information possessed by the Agent or any Lender. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which the Borrower shall now or hereafter give, or cause to be given, to the Lender.

5.14 Right to Inspect. Agent, each Lender or Persons designated by Agent (including without limitation examiners or other representatives of the SBA) shall have the right, as reasonable, at any time or times hereafter during the Borrower’s usual business hours (or at any time after the occurrence and during the continuation of a Default), or, as applicable, to the extent that the Borrower has the contractual ability to grant Agent and each Lender such rights, during the usual business hours of any third party having control over the Borrower’s Books to inspect the Borrower’s Books, facilities and operations in order to verify the amount or condition of, or any other matter relating to, the Loan Documents, Obligations or the Borrower’s financial condition. Borrower shall pay to Agent or any Lender all customary fees and all reasonable costs and out-of-pocket expenses incurred by Agent or such Lender in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to the Note.

5.15 Title to Assets; Liens.

a. As of December 30, 2007, Borrower had good and marketable title to the properties shown to be owned by the Borrower on the Borrower’s balance sheet as of December 30, 2007. Since December 30, 2007, Borrower has not disposed of any property except in the ordinary course of business except as disclosed on Schedule 5.15. Borrower owns and has on the date hereof good and marketable title, subject to reclamation rights with respect to inventory, or subsisting leasehold interests subject to Liens permitted hereunder to, and enjoys on the date hereof peaceful and undisturbed possession of, all such material properties that are necessary for the operation and conduct of its businesses.

b. There are no Liens of any nature whatsoever on any Assets of the Borrower other than: (i) Liens granted pursuant to the Financing Order and this Agreement; (ii) other Liens in existence on the Petition Date as reflected on Schedule 5.15. The aggregate indebtedness or other obligations secured (or that may be secured) by each such Lien is correctly described in Schedule 7.1 and Borrower has no other indebtedness for borrowed money. Borrower is not party to any contract, agreement, lease or instrument entered into on or after the Petition Date the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien on any assets of Borrower in violation of this Agreement.

5.16 SBA License Application and Related Requirements. Borrower hereby acknowledges that Granite Creek Flex Cap I, L.P. (“GCFC”), in its capacity as a Lender, is an SBIC pursuant to the SBIC Act. Borrower acknowledges that compliance by Borrower with the terms of this Agreement and the representations, warranties and covenants contained herein are necessary for GCFC to be in compliance under the SBIC Act and Borrower agrees to comply with the terms of this Agreement for such purpose.

5.17 Small Business Administration Documentation. Borrower acknowledges that it completed, executed and delivered to Agent the SBA Forms 480, 652 and 1031 (Parts A and B) together with a business plan showing financial projections (including balance sheets and income and cash flows statements) for the period described therein and a written statement (whether included in the purchase agreement or pursuant to a separate statement) from Borrower regarding their use of proceeds from the DIP Facility (the “Use of Proceeds Statement”). Borrower represents and warrants to Agent that the information regarding Borrower set forth in the SBA Form 480, Form 652, Form 1031 and the Use of Proceeds Statement is accurate and complete.

5.18 Small Business Concern. Borrower represents and warrants to Agent that as of the date of this Agreement Borrower’s net assets are less than $18 million and that its average after-tax income (exclusive of loss carry-forwards) for the 2 fiscal years most recently ended is less than $6 million.

ARTICLE 6

AFFIRMATIVE COVENANTS

The Borrower covenants and acknowledges that until the Obligations are indefeasibly paid in full and performed, unless the Borrower has obtained the prior written consent of Requisite Lenders, the Borrower shall comply with all of the following:

6.1 Notices and Other Reports. The Borrower shall provide to the Agent and each Lender, with a copy to the counsel for the Committee the following:

a. written notice of the occurrence of any Default or Event of Default pursuant to any Loan Document;

b. prior written notice of any motion, order or other information or document filed by the Borrower with the Bankruptcy Court or distributed or made available to the Committee;

c. as soon as available and in any event no later than thirty (30) days after the end of each month, copies of monthly financial statements;

d. as soon as available and in any event no later than three (3) Business Days after the end of each weekly period, a Variance Report accompanied by a certificate of the chief executive officer or the senior financial officer, in form and substance satisfactory to Lenders, as of the last day of the preceding weekly period, setting forth the following information for the Borrower for the preceding weekly period on both a weekly and cumulative basis from the Effective Date to such date, on a cash basis: (i) total disbursements, (ii) total cash receipts, (iii) comparative numbers from the Approved Budget, (iv) the weekly Cash Shortfall, the cumulative Cash Shortfall, and (v) the Cash Flow Sweep Amount (with associated calculations);

e. at the end of each four (4) week period, an update to the Approved Budget (extending such budget by four (4) weeks to show the rolling ten (10) week period) in form and substance satisfactory to the Agent and Requisite Lenders in all respects; upon the written approval of the Agent and Requisite Lenders, such updated budget shall become the Approved Budget for all purposes hereunder from the date of approval;

f. concurrent with the Borrower’s filing thereof with the Bankruptcy Court, all reports required by the Office of the United States Trustee; and

g. any other information reasonably requested by Agent or any Lender.

6.2 Tax Returns, Receipts. The Borrower shall deliver to the agent and each Lender copies of each of its future federal or state income or franchise tax returns, and any amendments thereto, within fifteen (15) days of the filing thereof. The Borrower further shall promptly deliver to the Lender, upon request, satisfactory evidence of the Borrower’s payment of any and all withholding taxes required to be paid by it.

6.3 Title to Equipment. Upon the Agent’s reasonable request, the Borrower shall deliver to the Agent any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

6.4 Maintenance of Equipment. The Borrower shall keep and maintain its real property, the Inventory and Equipment and other assets in good operating condition and repair, ordinary wear and tear excepted, and shall make all necessary repairs or replacements thereto so as to maintain and preserve the same as necessary in the conduct of the Borrower’s business.

6.5 Taxes. All Federal, state and local assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against the Borrower or any of their assets or in connection with the Borrower’s business shall hereafter be paid before they become delinquent or before the expiration of any extension period except for those taxes, assessments and the like being contested by the Borrower in good faith and by appropriate proceedings and as to which the Borrower has established appropriate reserves in accordance with GAAP, provided, that no Lien is placed on any assets of the Borrower during any such contest as a consequence of the failure to pay such tax, assessment or the like. The Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law.

6.6 Insurance. The Borrower shall keep and maintain the Assets insured against all risk of loss or damage from fire, theft, vandalism, and all other hazards and risks of physical damage included within the meaning of the term “extended coverage” in such amounts as are ordinarily insured against by similar businesses and, in each case, in such amounts and scope of coverage as is otherwise satisfactory to the Lenders. The Borrower shall also keep and maintain general liability insurance and property damage insurance, and insurance against loss from business interruption, insuring against all risks relating to or arising from the Borrower’s ownership and use of the Assets and the operation of its business. The Borrower shall not be required to maintain earthquake insurance. The Borrower shall deliver to the Agent prior to the Effective Date a standard ACCORD Evidence of Insurance Certificate evidencing insurance policies maintained by the Borrower and naming the Agent as additional insured for all liability policies and as loss payee for all property damage and business interruption insurance.

6.7 Compliance With Law. The Borrower shall comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of governmental authorities relating to the Borrower and the conduct of its business.

6.8 Compliance with Bankruptcy Court. The Borrower shall comply with the notice and other requirements of the Bankruptcy Code and all other applicable rules in a manner acceptable to Lenders and its counsel.

6.9 Cash Management System and Collateral Account. The Borrower shall at all times maintain a system of deposit accounts and cash management systems satisfactory to the Lenders and consistent with the guidelines of the Office of the United States Trustee, including the Collateral Account. Borrower shall on the Effective Date, and on each Monday (or the immediately succeeding Business Day if Monday is not a Business Day) after the Effective Date, transfer an amount equal to Cash Flow Sweep Amount to the Collateral Account. Upon the request of the Agent or any Lender, the Borrower shall promptly, and in any event within five (5) Business Days, cause control agreements satisfactory to Lenders to be executed by each deposit bank where any deposit account is maintained and cause cash management systems satisfactory to the Lenders in their sole discretion to be established.

6.10 Schedule of Financial Affairs. The Borrower shall file with the Bankruptcy Court completed statements of financial affairs and schedules of assets and liabilities as required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable local rules or as otherwise extended by order of the Court.

6.11 Use of Cash Collateral. Until the Obligations are indefeasibly paid in full and the Advance Commitments have been terminated, the Borrower shall use any Cash Collateral permitted to be used by the Borrower pursuant to the Financing Order solely in accordance with the Approved Budget notwithstanding the timing of receipt of cash or levels of cash balances.

6.12 Delivery of Copy of Financing Order. Within one (1) Business Day of the entry of any Financing Order, the Borrower shall deliver to the Agent a true and correct copy of such Financing Order.

6.13 Sale Process. The Borrower shall pursue, on a schedule in accordance with the Sale Milestones, authorization and approval of the sale of substantially all of its assets under the Asset Purchase Agreement and the consummation thereof, subject to any higher or better offers that may be received in accordance with the Bidding Procedures.

6.14 Prior Notice of Filings. The Borrower shall deliver to the Agent, at least one (1) day prior to such filing or distribution, copies of all pleadings, motions, applications, judicial information, financial information and other documents to be filed by or on behalf of the Borrower with the Bankruptcy Court in the Bankruptcy Case, or to be distributed by or on behalf of the Borrower to the Committee (other than emergency pleadings, motions or other filings where, despite the Borrower’s commercially reasonable efforts, such one-day notice is impracticable)

ARTICLE 7

NEGATIVE COVENANTS

The Borrower covenants and acknowledges that until the Obligations are indefeasibly paid in full and performed that it shall not undertake any of the following without the prior written consent of the Requisite Lenders:

7.1 Extraordinary Transactions and Disposal of Assets. Enter into any acquisition, merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or form any subsidiaries, or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets or make any material change in its present method of conducting business or enter into any transaction not in the ordinary and usual course of its business, including but not limited to the sale, lease, disposal, movement, relocation or transfer, whether by sale or otherwise, of, or grant any Lien on, any its Assets, other than the sale of Inventory in the ordinary course of business or as otherwise expressly permitted by this Agreement and set forth in the Approved Budget or any approved Asset sale listed on Schedule 7.1(a); incur any indebtedness for borrowed money or any other indebtedness (other than trade payables in the ordinary course of business and Pre-Petition indebtedness existing on the date hereof and set forth on Schedule 7.1(b)) except as expressly approved by the Bankruptcy Court and the Lenders; or sell or transfer any property or assets to, or otherwise engage in any other transactions with, any of its stockholders.

7.2 Guaranty. Guaranty or otherwise become in any way liable with respect to the obligations of any third party, except by endorsement of instruments or items of payment for deposit to the accounts of the Borrower for negotiation and delivery to the Lender.

7.3 Restructure. Make any material change in their financial structures or business operations, except as otherwise authorized or approved by the Bankruptcy Court and the Lender.

7.4 Payments. Pay any Post Petition indebtedness owing to any third party, other than expenses in the Approved Budget; or pay any Pre-Petition indebtedness or settle any claim relating thereto, or as otherwise ordered by the Court (e.g., allowed reclamation claims, pre-petition wages, shipper’s or warehouse lien claims, if any, etc.).

7.5 Investments, Loans and Advances. Make any loans, advances or extensions of credit; or make any capital contribution or other investment, excluding travel advances and similar transactions with employees or directors of the Borrower in the conduct of the business of the Borrower.

7.6 Capital Expenditures. Make any capital expenditure, or any commitment therefor, or purchase or lease any real or personal assets or replacement Equipment except as set forth in the Approved Budget.

7.7 Accounting Methods. Modify or change its methods of accounting or enter into, modify or terminate or allow to exist any agreement presently existing or at any time hereafter entered into with any third party for the preparation or storage of the Borrower’s records of Accounts and financial condition without said parties agreeing to provide the Lender with information regarding the Assets and/or the Borrower’s financial condition.

7.8 Business Suspension. Suspend or go out of business or convert the Bankruptcy Case to a liquidation.

7.9 Bankruptcy Case. Seek, consent or suffer to exist: (a) any modification, stay, vacation or amendment to any Financing Order, unless the Requisite Lenders have consented to such modification, stay, vacation or amendment in writing, or (b) a priority claim for any administrative expense or unsecured claim against the Borrower, (now existing or hereafter arising of the kind specified in Section 503(b), 506(c) or 507(b) of the Bankruptcy Code) superior to the superpriority claim of the Lenders in respect of the Obligations, other than any allowed claim for Administrative Fees and Expenses.

7.10 Limitation on Issuances of Capital Stock and Dividends. Declare or pay, directly or indirectly, any dividends or make any other distribution or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock, or set apart any sum for the aforesaid purposes.

7.11 Use of Proceeds. No part of the proceeds of any Advances hereunder, will be used for purposes other than those set forth in Section 2.1. No part of the proceeds of any Advances hereunder will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board of Governors. If requested by agent or any Lender, the Borrower will furnish to Agent or such Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. No proceeds of Advances shall be used for any purpose not set forth in the Approved Budget or to directly or indirectly or indirectly support an Adverse Claim.

7.12 Reclamation Claims. The Borrower shall not enter into any agreement to return any of its Inventory to any of its creditors for application against any Pre-Petition trade payables or other Pre-Petition claims under Section 546(h) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Pre-Petition trade payables or other Pre-Petition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount of Pre-Petition indebtedness, Pre-Petition trade payables and other Pre-Petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $500,000.

7.13 Chapter 11 Claims. The Borrower shall not incur, create, assume, suffer to exist or permit any other super-priority administrative expense claim which is pari passu with or senior to the claims of Lender against the Borrower.

7.14 Fundamental Changes, Line of Business. Borrower shall not amend its organizational documents or change its name or jurisdiction of organization or change its fiscal year or enter into a new line of business (other than pursuant to the Bankruptcy Case) materially different from Borrower’s current business without the consent of Agent. Without limiting the generality of the foregoing, Borrower will not change it business activities to a business activity which a licensee under the SBIC Act is prohibited from funding by the SBIC Act.

ARTICLE 8

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default by the Borrower hereunder:

8.1 Failure to Pay. The Borrower’s failure to pay when due and payable, including when declared due and payable, or within one (1) Business Day after receipt of written notice from the Agent of such failure, any amounts or any portion of the Obligations (whether principal, interest, taxes, or otherwise);

8.2 Failure to Perform. The failure of the Borrower to perform, keep or observe any term, provision, condition, representation, warranty, covenant or agreement contained in this Agreement, in any of the other Loan Documents, including the Financing Order, or the Asset Purchase Agreement, the Bidding Procedure Order, or in any other present or future agreement among the Borrower, the Agent and/or Lender or any other order of the Bankruptcy Court and such failure shall continue for ten (10) Business Days after written notice of such failure from the Agent to the Borrower;

8.3 Misrepresentation. Any warranty, representation, statement or report made in this Agreement, in any of the other Loan Documents, including the Financing Order, or in the Asset Purchase Agreement or the Sale Order, or in any other present or future agreement among the Borrower, the Agent and/or Lender or any other order of the Bankruptcy Court or to the Bankruptcy Court with respect to the Sale Order, Financing Order or the Loan Documents, the Bidding Procedures Order, the Asset Purchase Agreement or, in each case, any of the transactions contemplated thereby, or to the Agent or any Lender by the Borrower or any officer, employee, or agent of the Borrower, contains a material misstatement or material misrepresentation on the date such warranty, representation, statement or report is given or made;

8.4 Material Adverse Change. There is a Material Adverse Change;

8.5 Injunction Against Borrower. The Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business;

8.6 Bankruptcy Court. The occurrence of any of the following in the Bankruptcy Case:

a. The Borrower shall bring a motion or take any action or file any plan of reorganization or liquidation, or disclosure statement attendant thereto: (A) to obtain additional financing not otherwise permitted pursuant to this Agreement; (B) to grant any lien upon or affecting any Collateral; (C) except as provided in the Financing Order, to use cash collateral of the Lenders under Section 363(c) of the Bankruptcy Code without the prior written consent of the Requisite Lenders; or (D) any other action or actions directly adverse to the Lenders or their rights and remedies hereunder or its interest in the Collateral; or

b. An order is entered confirming a plan of reorganization or a sale of all or substantially all of the assets or capital stock of the Borrower that does not contain a provision for termination of the Advance Commitments and repayment in full in cash of all of the Obligations under this Agreement on or before the effective date of such plan; or

c. An order is entered amending, supplementing, staying, vacating or otherwise modifying the Financing Agreements or the Financing Order without the written consent of the Requisite Lenders; or

d. The Final Order is not entered immediately following the expiration of the Interim Order and, in any event, within twenty (20) days of the entry of the Interim Order; provided that if the Bankruptcy Court is not available to issue such Final Order within such 20-day period, then such date shall be extended by a reasonable period of time to accommodate the Bankruptcy Court’s schedule, not to exceed 14 days; or

e. Other than payments permitted pursuant to this Agreement or the Financing Order, the Borrower shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Pre-Petition indebtedness for borrowed money; or

f. The payment is made of, or application for authority to pay, any Pre-Petition claim without the prior written consent of the Requisite Lenders or pursuant to an order of the Bankruptcy Court after notice and hearing unless otherwise permitted under this Agreement; or

g. Any claim or claims are allowed under Section 506(c) during the period in which the Debtor is authorized to borrow funds or use cash collateral of the Bankruptcy Code against or with respect to any of the Collateral or Pre-Petition Collateral, other than for the Carve Out; or

h. The Borrower shall file, support or fail to oppose a motion seeking, or the Bankruptcy Court shall enter, an order appointing (x) a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, (y) a responsible officer or (z) an examiner, in each case with enlarged powers relating to the operation of the business (powers beyond those set forth in sub clauses (3) and (4) of Section 1106(a) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; or

i. Except as provided in the Bidding Procedures Order, absent the written consent of Requisite Lenders, the Bankruptcy Court shall enter an order under Section 363 or 365 of the Bankruptcy Code authorizing or approving the sale or assignment of a material portion of any of the Borrower’s assets, or procedures in respect thereof, or the Borrower shall seek, support, or fail to contest in good faith, the entry of such an order; or

j. A Chapter 11 plan of reorganization or liquidation, or disclosure statement attendant thereto, with respect to the Borrower is filed and (i) the treatment of the claims of the Lenders in such plan is not approved by the Requisite Lenders or (ii) such plan does not provide for the payment in full in cash of the Obligations on or prior to the date of consummation thereof; or

k. The Bankruptcy Case shall be dismissed or converted from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or the Borrower shall file a motion or other pleading seeking the dismissal of the Bankruptcy Case under Section 1112 of the Bankruptcy Code or otherwise; or

l. The Bankruptcy Court shall enter an order granting relief from the automatic stay to any creditor or party in interest (i) to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Borrower which have an aggregate value in excess of $100,000.00 or (ii) to permit other actions that would have a Material Adverse Change; or

m. The Borrower shall commence or join with or actively support the Committee or any other party in interest in the Bankruptcy Case in a suit, action or contested matter against the Agent or the Lenders or affecting the Collateral, or shall join or actively support a suit, action or contested matter against the Lender or the Agent or affecting the Collateral, that sets forth (a) a claim in excess of $100,000.00, (b) any claim or legal or equitable remedy which seeks reduction, setoff, subordination or any recharacterization of the claim or lien of the Lender; or (c) a claim that would otherwise have a material adverse effect on the rights and remedies of the Lender under any Financing Agreement and related documents or the collectability of all or any portion of the Obligations; or

n. An order shall be entered avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement; or

o. (i) The Borrower shall fail to comply with the terms of the Financing Order in any material respect, (ii) the Borrower shall file a motion for reconsideration with respect to the Financing Order, or (iii) the right of the Borrower to borrow under this Agreement is terminated by an order entered by the Bankruptcy Court; or

p. The Borrower shall file, support or fail to oppose a motion seeking, or the Bankruptcy Court shall enter, an order (i) approving additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement, (ii) granting any lien upon or affecting any Collateral which are pari passu or senior to the liens on the Collateral in favor of the Agent for the benefit of the Agent the Lenders, (iii) granting any claim priority senior to or pari passu with the claims of the Lenders under the Loan Documents or any other claim having priority over any or all administrative expenses of the kind specified in Section 503(b) or Section 507(b) of the Bankruptcy Code, or (iv) granting any other relief that is adverse to the Lenders’ interests under any Financing Agreement or its rights and remedies hereunder or their interest in the Collateral;

8.7 Actions. One or more actions shall be commenced which could result in, or judgments or decrees required to be satisfied as an administrative expense claim are entered after the Petition Date against Borrower involving in the aggregate a liability (to the extent not paid or fully covered by insurance) of $100,000 or more and all such actions, judgments or decrees shall not have been vacated, stayed or bonded pending appeal within the time required by the terms of such judgment or applicable law; or (ii) an action shall be commenced or there shall be rendered against Borrower a non-monetary judgment with respect to a post-Petition Date event which causes or would reasonably be expected to cause a Material Adverse Change or a suit or action against the Agent or any Lender is commenced by the Borrower, any federal, state environmental protection or health and safety agency, any suit or action which asserts any claim or legal or equitable remedy contemplating subordination of any claim of the Agent or any Lender or its affiliates, and shall remain undismissed or unstayed for thirty (30) days after its commencement without any preliminary relief of the nature sought having been granted, or it shall be determined (whether by the Bankruptcy Court or by any other judicial or administrative forum) that Borrower is liable for the payment of claims arising out of any failure to comply (or to have complied) with applicable environmental, health or safety laws or regulations;

8.8 Reorganization Plan. The Borrower files a plan of reorganization in the Case or a motion for the sale of a material portion of its Assets pursuant to Section 363 of the Bankruptcy Code which does not provide for indefeasible payment of the Obligations on the effective date thereof, or as otherwise agreed by the Lenders in writing, and to which the Requisite Lenders do not consent;

8.9 Budget Variances. If, as of any date that occurs four (4) weeks or more after the Effective Date, in each case, cumulative expenses and costs exceed the amounts set forth in the Approved Budget by an amount in excess of 5%, or cumulative revenue is less than the amounts set forth in the Approved Budget by an amount in excess of 10%.

8.10 ERISA Compliance. Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any plan; (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Borrower or any commonly controlled entity; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any single employer plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such plan for purposes of Title IV of ERISA; (iv) any single employer plan shall terminate for purposes of Title IV of ERISA; (v) Borrower or any commonly controlled entity shall, or in the reasonable opinion of the Lenders is likely to, incur any liability in connection with a withdrawal from, or the insolvency or ERISA reorganization of, a multiemployer plan or (vi) any other event or condition shall occur or exist with respect to a plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Change.

8.11 Unauthorized Payments. Borrower shall make any payments (including any adequate protection payments) relating to Borrower’s Pre-Petition obligations or interests, other than (i) as permitted under the Financing Order; (ii) in respect of accrued payroll and related expenses and employee benefits as of the Petition Date; (iii) in accordance with, and to the extent authorized by, orders reasonably satisfactory to the Requisite Lenders; (iv) as otherwise permitted under this Agreement and set forth in the Approved Budget.

8.12 Validity of Loan Documents and Superpriority Claims. Any material provision of this Agreement or any other Loan Document shall cease to be valid and binding on the Borrower or cease to be in full force and effect, or Borrower or its affiliates shall so assert in any pleading filed in any court; or any proceeding shall be commenced by Borrower or its affiliates seeking, or otherwise consenting to, the invalidation, subordination or challenging in any respect the superpriority claims and liens granted to secure the Obligations, or granting any claim or lien that is senior or pari passu with those of the Agent or the Lenders.

8.13 Failure to Achieve a Sale Milestone. The Borrower shall fail to achieve any Sale Milestone within ten (10) Business Days of the date specified in the definition of Sale Milestone; unless such delay shall be attributable solely to scheduling constraints of the Bankruptcy Court to the extent permitted in the definition of Sale Milestone.

8.14 Failure to Deliver a Variation Report. The Borrower shall fail to deliver a Variation Report not later than three (3) Business Days after the due date thereof.

8.15 Event of Default Under Other Financing Agreements. There shall be an event of default under any of the other Financing Agreements.

8.16 Failure to Make Post Closing Deliveries. The Borrower shall fail to make any post closing delivery set forth on Schedule 3.3 when due or within ten (10) Business Days after written notice of such failure is given by the Agent to the Borrower.

ARTICLE 9

LENDERS’ RIGHTS AND REMEDIES

9.1 Rights and Remedies.

a. Upon the occurrence and during the continuance of an Event of Default, Agent, may and at the direction of the Requisite Lenders shall, do any one or more of the following:

(i) Declare all Obligations, whether evidenced by the Loan Documents or otherwise, immediately due and payable in full;

(ii) Cease advancing money or extending credit to or for the benefit of the Borrower under the Loan Documents or under any other agreement among the Borrower, the Agent and/or any Lender;

(iii) Terminate this Agreement as to any future liability or obligation of the Agent or any Lender, but without affecting the Agent’s or any Lender’s rights and without affecting the Obligations;

(iv) Deliver to the Debtor and the Committee an enforcement notice, stating that Lenders will exercise their rights and remedies against the Collateral and upon delivery of such enforcement notice, may file a motion to terminate the automatic stay provided in section 362 of the Bankruptcy Code in order to enforce all of the Liens and security interests in the Collateral, enter onto any premises of Borrower in connection with an orderly liquidation of the Collateral, and exercise such other lawful rights and remedies as they deem necessary or advisable, including without limitation credit bidding for the Collateral in any sale.

(b) The rights, remedies, powers and privileges of the Agent and Lenders provided in this Article 9 are cumulative and not exclusive of any other rights, remedies, powers and privileges provided by law or equity. In addition to the foregoing, the Agent and Lenders shall have all rights and remedies provided by law or equity and any rights and remedies contained in any of the Loan Documents and all such rights and remedies shall be cumulative.

9.2 No Waiver. No delay on the part of the Agent or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege under such Loan Documents or otherwise, preclude other or further exercise of any such right, power or privilege.

ARTICLE 10

PAYMENT OF TAXES AND EXPENSES AND INDEMNIFICATION OF LENDERS

10.1 Payment of Expenses. The Borrower agrees (a) to pay or reimburse Agent for all its costs and expenses incurred in connection with the development, preparation and execution of the Loan Documents, including any amendment, supplement or modification to, and the enforcement or preservation of any rights under, this Agreement, the Notes, the other Loan Documents, the Financing Order, the Asset Purchase Agreement and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, and the reasonable fees and disbursements of counsel to Agent and professionals engaged by Agent, (b) to pay or reimburse Agent and each Lender for all its costs and expenses reasonably incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents, the Financing Order, the Asset Purchase Agreement and any such other documents following the occurrence and during the continuance of an Event of Default, including without limitation, the reasonable fees and disbursements of counsel to Lender and professionals engaged by Agent and each Lender, (c) to pay, and indemnify and hold harmless Agent and each Lender from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents, the Financing Order, the Asset Purchase Agreement and any such other documents, (d) to pay all the expenses of Agent related to this Agreement, the other Loan Documents, the Financing Order, or the Advances in connection with the Cases (including without limitation, the on-going monitoring by Agent of the Cases, including attendance by Agent and counsel at hearings or other proceedings and the on-going review of documents filed with the Bankruptcy Court) and (e) to pay, and indemnify and hold harmless Agent and each Lender (and their respective directors, officers, employees and agents) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance, preservation of rights and administration of this Agreement, the Notes, the other Loan Documents, the Financing Order, the Asset Purchase Agreement any other document or agreement prepared in connection herewith or therewith or the use of the proceeds of the Advances, including without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its properties (all the foregoing in this clause (e), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to Agent and any Lender with respect to indemnified liabilities determined by the final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct on the part of such Agent or such Lender or their respective directors, officers, employees and agents; provided, further, that the Borrower shall in no event be responsible for punitive damages pursuant to this Section 10.1. The agreements in this subsection shall survive repayment of the Advances and all other Obligations payable or to be performed hereunder.

10.2 Taxes.

a. All payments made by the Borrower under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, gross receipt taxes (imposed in lieu of net income taxes) and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or any Lender as a result of a present or former connection between Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Agent or such Lenders having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or other taxes are required to be withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Lender (after payment of all Non-Excluded Taxes and other taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to Agent or such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to Agent or such Lender at the time Agent or such Lenders becomes a party to this Agreement, except to the extent that Agent or such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

b. In addition, the Borrower shall pay any other taxes to the relevant Governmental Authority in accordance with applicable law.

c. Whenever any Non-Excluded Taxes or other taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent a certified copy of an original official receipt received, if any, by the Borrower or other documentary evidence showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or other taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify Agent and Lenders for any such taxes and for any incremental taxes, interest or penalties that may become payable by Agent or such Lenders as a result of any such failure.

d. If Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or other taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 10.3, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 10.3 with respect to the Non-Excluded Taxes or other taxes giving rise to such refund), net of all out-of-pocket expenses of Lenders and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of Agent or Lenders, as applicable, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or to Lenders in the event the Agent or the Lenders are required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Lenders to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

e. The agreements in this Section 10.3 shall survive the termination of this Agreement and the payment of the Advances and the other Obligations and all other amounts payable hereunder.

10.3 Payments by Lenders. If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, or fails to perform any of Borrower’s other covenants under any of the Loan Documents, then in the Agent’s or any Lender’s discretion and upon three (3) Business Days’ prior notice to the Borrower, the Agent or such Lender may do any or all of the following: (a) make any payment which the Borrower failed to pay or any part thereof; (b) set up or require the Agent to set up such reserves in Borrower’s loan account as the Agent or such Lender, in its reasonable discretion, deems necessary to protect the Lenders from the exposure created by such failure; (c) obtain and maintain insurance policies of the type described in Section 6.6 and take any action with respect to such policies as the Agent and Lenders deem prudent; or (d) take any other action, in its reasonable discretion, deemed necessary to preserve and protect Agent’s and Lenders’ interests and rights under the Loan Documents. Any payments made by the Agent or any Lender shall not constitute: (a) an agreement by Agent or any Lender to make similar payments in the future or (b) a waiver by Agent or Lender of any Default or Event of Default. The Agent and Lenders need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or Lien and the receipt of notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

ARTICLE 11

WAIVERS

Except as otherwise provided in the Financing Order, the Borrower waives demand, protest, notice of protest, notice of payment and nonpayment, and notice of nonpayment at maturity. The Borrower hereby consents to any extensions of time of payment or partial payment at, before or after the Termination Date.

ARTICLE 12

NOTICES

Unless otherwise provided herein, all consents, waivers, notices or demands by any party relating to the Loan Documents shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be telecopied, personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by receipted overnight delivery service to the Borrower, the Agent or to the Lenders, as the case may be, at their addresses set forth below:

If to the Borrower:	RedEnvelope Inc.
149 New Montgomery Street
San Francisco, California 94105
Attn: Board of Directors
Fax No. (415) 371-1857

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, California 92130-2040
Attn: Christopher M. Forrester
Fax No: (858) 720-5125

If to the Agent:	Granite Creek Partners Agent, LLC
222 West Adams Street, Suite 1980
Chicago, Illinois 60606
Attn: Mark Radzik
Fax No. (312) 895-4509

If to CCC:	Creative Catalogs Corporation
19W661 101st Street
Lemont, Illinois 60439
Attn: John Semmelhack
Fax No. (630) 276-6512

With a copy (which shall not constitute notice) to:

Pedersen & Houpt
161 N. Clark Street, Suite 3100
Chicago, Illinois 60601
Attn: John H. Muehlstein
Fax No. (312) 261-1112

Any party may change the address at which it is to receive notices hereunder by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Article 12 shall be deemed received on the earlier of the date of actual receipt or five (5) calendar days after the deposit thereof in the mail or on the date telecommunicated if telecopied.

ARTICLE 13

AGENT

13.1 Appointment. Each Lender hereby designates Granite Creek Partners Agent, LLC to act as the Agent for such Lender under this Agreement and the Loan Documents. Each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and the Agent shall hold all Collateral, payments of principal and interest, fees, charges and collections (without giving effect to any collection days) received by the Agent pursuant to this Agreement, for the ratable benefit of the Lenders. The Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Note) the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Lenders, and such instructions shall be binding; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability or which is contrary to this Agreement or the Loan Documents or applicable law unless the Agent is furnished with an indemnification reasonably satisfactory to the Agent with respect thereto.

13.2 Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Loan Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any of the Loan Documents, as the case may be, or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Loan Documents or for any failure of Borrower to perform its obligations hereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Loan Documents, or to inspect the properties, books or records of Borrower. The duties of the Agent as respects the Advances to the Borrower shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein.

13.3 Lack of Reliance on Agent and Resignation. Independently and without reliance upon the Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower. The Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document, or of the financial condition of Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Loan Documents or the financial condition of Borrower, or the existence of any Event of Default or any Default.

The Agent may resign on written notice to the Lenders and the Borrower and upon such resignation, the Lenders will promptly designate in the Lenders’ sole discretion a successor of the Agent and such designation shall not require the consent of the Borrower or the Bankruptcy Court.

Any such successor of the Agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After the Agent’s resignation as the Agent, the provisions of this Article 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

13.4 Certain Rights of Agent. If the Agent shall request instructions from the Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Loan Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Lenders; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against the Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Lenders.

13.5 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Loan Documents and its duties hereunder, upon advice of counsel selected by it. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care.

13.6 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Loan Documents, unless the Agent has received notice from a Lender or Borrower referring to this Agreement or the Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders; provided, that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

13.7 Indemnification. To the extent the Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify the Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its advance commitment percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Loan Document; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross (not mere) negligence or willful misconduct.

13.8 Agent in its Individual Capacity. With respect to the obligation of the Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as the Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender. The Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

13.9 Borrower’s Undertaking to Agent. Without prejudice to their respective obligations to the Lenders under the other provisions of this Agreement, Borrower hereby undertakes with the Agent to pay to the Agent from time to time on demand all amounts from time to time due and payable by it for the account of the Agent or the Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy Borrower’s obligations to make payments for the account of the Lenders or the relevant one or more of them pursuant to this Agreement.

13.10 No Reliance on Agent’s Customer Identification Program. Each of the Lenders acknowledges and agrees that neither such Lender nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or their agents, this Agreement, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

13.11 Release of Guaranty and Collateral. Each Lender hereby irrevocably authorizes Agent, on behalf of and for the benefit of Lenders, without further written consent or authorization from Requisite Lenders, to execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders have otherwise consented.

ARTICLE 14

GENERAL PROVISIONS

14.1 Effectiveness. This Agreement shall be binding and deemed effective on the Effective Date.

14.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that the Borrower may not assign this Agreement or any rights hereunder and any prohibited assignment shall be absolutely void. Agent and each Lender reserves the right to and may from time to time and at any time without the consent of the Borrower sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in the Agent and each Lender’s rights and benefits hereunder. In connection therewith, Lender may disclose all documents and information which each Lender now or hereafter may have relating to the Borrower or Borrower’s business.

14.3 Section Headings. Headings and numbers have been set forth herein for convenience only.

14.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Lender, Agent or the Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

14.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of such provision.

14.6 Amendments in Writing. This Agreement cannot be changed or terminated orally. This Agreement is the entire agreement between the parties with respect to the matters contained herein. This Agreement supersedes all prior agreements, understandings and negotiations, if any, all of which are merged into this Agreement.

14.7 Counterparts. This Agreement may be executed in any number of counterparts each of which, when executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same Agreement.

14.8 Survival of Representations and Warranties. All representations and warranties made herein or in any other Loan Document and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the Note.

14.9 Absence of Prejudice to the Lenders with Respect to Matters Before the Bankruptcy Court. Borrower acknowledges that the Bankruptcy Code and Federal Rules of Bankruptcy Procedure require it to seek Bankruptcy Court authorization for certain matters that may also be addressed in this Agreement. Borrower will not without the express consent of Requisite Lenders (a) mention in any pleading or argument before the Bankruptcy Court in support of, or in any way relating to, a position that Bankruptcy Court authorization should be granted on the ground that such authorization is permitted by this Agreement (unless a Person opposing any such pleading or argument relies on this Agreement to assert or question the propriety of such) or (b) in any way attempt to support a position before the Bankruptcy Court based on the provisions of this Agreement. Lenders shall be free to bring, oppose or support any matter before the Bankruptcy Court no matter how treated in this Agreement. For the avoidance of doubt, the Borrower agrees that the Agent and Lenders may credit bid in the Asset Sale.

14.10 Further Assurances. Borrower, at the cost and expense of the Borrower, shall execute and file all such further agreements, documents and instruments, and perform such other acts, as the Agent or Lenders may determine is necessary or advisable with respect to the Liens granted to the Agent on behalf of the Lenders and the enforcement of the Obligations in connection with this Agreement, the other Loan Documents and the Financing Order and with respect to the priority of such Liens purported to be granted pursuant to this Agreement and the Financing Order.

14.11 Surcharge Waiver. In accordance with and to the extent permitted by the Financing Order, the Borrower hereby waives any claims to surcharge the Collateral under Section 506(c) of the Bankruptcy Code during the period in which the Borrower is authorized to use cash collateral or borrow funds.

14.12 Release. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated, Borrower shall deliver to each Lender a release, in form and substance satisfactory to Agent, of all obligations and liabilities of each Lender and its officers, directors, employees, agents, parents, subsidiaries and affiliates to such Borrower.

ARTICLE 15

SBIC REGULATORY PROVISIONS

At the same time Borrower delivers its financial statements to Agent pursuant to Section 6.1, and at such other times as Agent reasonably requests, Borrower shall deliver to GCFC, in its capacity as a SBIC Holder, a written statement certified by an Authorized Signator of Borrower describing in reasonable detail the use of the proceeds of the Advances. In addition to any other rights granted hereunder, the Borrower shall grant GCFC and the SBA access to the Borrower’s books and records for the purpose of verifying the use of such proceeds and verifying the certifications made in SBA Forms 480 and 652 and for the purpose of determining whether the principal business activity of Borrower continues to constitute an eligible business activity (within the meaning of the SBIC Regulations).

Upon the occurrence of a Regulatory Violation or in the event that any SBIC Holder determines in its sole discretion that a Regulatory Violation has occurred, in addition to any other rights and remedies to which it may be entitled as a Lender (whether under this Agreement or otherwise), such SBIC Holder shall have the right, to the extent required under the SBIC Regulations, to demand the immediate repayment of the Obligations owed to such SBIC Holder at a price equal to the purchase price paid for the Note, plus all accrued interest thereon, minus any amounts previously repaid to such SBIC Holder, by delivering written notice of such demand to Borrower. Borrower shall pay the purchase price for the Note by a cashier’s or certified check or by wire transfer of immediately available funds to each such SBIC Holder demanding repurchase within thirty (30) days after Borrower’s receipt of the demand notice, and upon such payment, each such SBIC Holder shall deliver the Note repurchased duly endorsed for transfer or accompanied by duly executed forms of assignment.

ARTICLE 16

CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

THE VALIDITY OF THE LOAN DOCUMENTS, THEIR CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THE LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT, AND/OR THE FEDERAL COURTS WHOSE VENUE INCLUDES THE STATE OF CALIFORNIA, NORTHERN DISTRICT. THE BORROWER AND EACH LENDER EACH WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING UNDER THE LOAN DOCUMENTS OR RELATING TO THE DEALINGS OF THE BORROWER, THE AGENT AND EACH LENDER AND ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF “FORUM NON CONVENIENS” OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS ARTICLE 15. THE BORROWER, THE AGENT AND EACH LENDER EACH AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY, AS THE CASE MAY BE AT ITS ADDRESS SET FORTH IN ARTICLE 12 OR AT SUCH OTHER ADDRESS OF WHICH THE PARTY SHALL HAVE BEEN NOTIFIED PURSUANT THERETO.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower, the Agent and the Lenders have executed this Agreement as of the date first above written.

BORROWER:	REDENVELOPE INC.

	By:	/s/ Philip Neri
	Name:	Philip Neri
	Title:	Chief Financial Officer

AGENT:	GRANITE CREEK PARTNERS AGENT, LLC

	By:	/s/ Mark Radzik
	Name:	Mark Radzik
	Title:	Managing Partner

LENDERS:	CREATIVE CATALOGS CORPORATION

	By:	/s/ John Semmelhack
	Name:	John Semmelhack
	Title:	Chief Executive Officer
Advance Commitment: $3,500,000

GRANITE CREEK FLEXCAP I, L.P.

By:	Granite Creek GP FlexCap I, L.L.C.
Its:	General Partner

	By:	/s/ Mark Radzik
	Name:	Mark Radzik
	Title:	Managing Partner

Advance Commitment: $1,000,000